Amendment No.2 dated May 3, 2013 to

Amendment No. 1 dated April 30, 2013 to

Pricing Supplement dated April 25, 2013

(To the Prospectus dated August 31, 2010,

the Prospectus Supplement dated May 27, 2011

and the Index Supplement dated May 31, 2011)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

This Amendment No.2 to pricing supplement is being filed to correct typographical errors in the Hypothetical Payment at Maturity Calculations on PPS-4 and PPS-5.

$5,780,000 Callable Contingent Payment Notes due April 28, 2023 Linked to the EURO STOXX 50® Index Global Medium-Term Notes, Series A, No. E-7836

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	April 25, 2013

Issue Date:	April 30, 2013

Final Valuation Date:	April 25, 2023, subject to postponement for non-Index Business Days and certain market disruption events

Maturity Date:	April 28, 2023, subject to postponement for non-Index Business Days, certain market disruption events and early redemption (pursuant to the “Early Redemption at the Option of the Issuer” provision)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	EURO STOXX 50® Index (the “EURO STOXX 50 Index” or the “Index”)

Contingent Rate:	1.75% (7.00% per annum)

Contingent Payment:	On each Contingent Payment Date, unless the Notes have been previously redeemed (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive a contingent payment equal to the Contingent Rate times the principal amount of your Notes if and only if the Closing Level of the Index on the related Valuation Date is greater than its Coupon Barrier Level. If the Closing Level of the Index on any Valuation Date is equal to or less than its Coupon Barrier Level, you will not receive any contingent payment on the related Contingent Payment Date, and if the Closing Level of the Index is equal to or less than its Coupon Barrier Level on all Valuation Dates, you will not receive any contingent payments over the term of the Notes.

Valuation Dates:	Quarterly, on the 25th day of each July, October, January and April beginning on July 25, 2013 and ending on April 25, 2023 (the “final valuation date”), subject to postponement for non-Index Business Days and certain market disruption events.

Contingent Payment Dates:*	The contingent payment date for any Valuation Date will be the fifth Business Day after such Valuation Date, except that the contingent payment date for the Final Valuation Date will be the Maturity Date.

Early Redemption at the Option of the Issuer:	The Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below on any Contingent Payment Date beginning on or after May 2, 2014, provided the Issuer provides at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the quarterly Contingent Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:	If the Issuer exercises its redemption option (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes plus any Contingent Payment that may be due on such date.

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk) on the stated Maturity Date, in addition to any final Contingent Payment, a cash payment determined as follows:

•        If the Final Level of the Index is greater than or equal to its respective Barrier Level, $1,000 per $1,000 principal amount Note that you hold.

•        If the Final Level of the Index is less than its respective Barrier Level, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

You may lose some or all of the principal amount of your Notes at maturity. If the Final Level of the Index is less than its respective Barrier Level (representing a decline of 40.00% from its Initial Level), your Notes will be fully exposed to any such decline.

Any payments due on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Closing Level:	For any Index Business Day, the closing level of the EURO STOXX 50 Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SX5E <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the EURO STOXX 50 Index will be based on the alternate calculation of the EURO STOXX 50 Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Coupon Barrier Level:	1,622.65, 60.00% of the Initial Level.

Barrier Level:	1,622.65, 60.00% of the Initial Level.

Index Business Day:	With respect to the Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each underlying component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Index Return:

With respect to each Valuation Date (including the Final Valuation Date), the performance of the Index from its Initial Level to its Closing Level on such day, calculated as follows:

Closing Level – Initial Level
Initial Level

Initial Level:	2,704.41, the Closing Level of the Index on the Initial Valuation Date.

Final Level:	The Closing Level of the Index on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TSN8 and US06741TSN80

*	If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No interest will accrue as a result of delayed payment.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-8 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public‡	Agent’s Commission‡	Proceeds to Barclays Bank PLC‡
Per Note	100%	2.75%	97.25%
Total	$5,780,000	$158,950	$5,621,050

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to 2.75% of the principal amount of the Notes, or $27.50 per $1,000 principal amount, resulting in aggregate proceeds to Barclays Bank PLC with respect to each Note offering as indicated in the table above. Barclays Capital Inc. proposes to offer the Notes to other dealers for sale and may use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer. As such, the public offering price for investors purchasing the Notes in fee-based advisory accounts may be as low as $972.50 per Note.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

HYPOTHETICAL CONTINGENT PAYMENT EXAMPLES

The payment of a Contingent Payment on any Contingent Payment Date will be dependent on the Closing Level of the Index on the related Valuation Date. If the Closing Level of the Index on such Valuation Date is equal to or less than the Coupon Barrier Level, then there will not be a Contingent Payment made on the corresponding Contingent Payment Date. Alternatively, if the Closing Level of the Index on such Valuation Date is greater than the Coupon Barrier Level, then a Contingent Payment will be made on the corresponding Contingent Payment Date. If the Closing Level of the Index on each Valuation Date is equal to or less than the Coupon Barrier Level, then no Contingent Payments will be made over the term of the Notes. If the Issuer exercises the “Early Redemption at the Option of the Issuer”, no Contingent Payments will be made following the date of such exercise.

Quarterly Contingent Payment Calculations

Step 1: Determine Whether the Closing Level of the Index on the related Valuation Date is Greater than the Coupon Barrier Level.

The Calculation Agent will take the Closing Level of the Index on each Valuation Date and evaluate it relative to the Coupon Barrier Level (that is, whether the Closing Level on that day is greater than, equal to, or less than the Coupon Barrier Level). If the Closing Level of the Index is greater than the Coupon Barrier Level, a Contingent Payment will be made (as calculated in Step 2 below) and payable on the corresponding Contingent Payment Date. If the Closing Level of the Index is equal to or less than the Coupon Barrier Level, then no Contingent Payment will be made on the corresponding Contingent Payment Date.

Step 2: Calculate the Contingent Payment, if Any:

If on the respective Valuation Date, the Closing Level of the Index is greater than the Coupon Barrier Level, we will pay a Contingent Payment equal to the Contingent Rate multiplied by the stated principal amount; otherwise no Contingent Payment will be due on the corresponding Contingent Payment Date. The Contingent Payment will be calculated as follows:

$1,000 × Contingent Rate = Contingent Payment

$1,000 × 1.75% = $17.50

PPS-2

No adjustments to the amount of the Contingent Payment calculated will be made in the event a Contingent Payment Date is not a Business Day. Payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.

Examples of Contingent Payment Calculations

The tables and examples below illustrate the determination as to whether a Contingent Payment will be made with respect to a series of hypothetical Valuation Dates. The hypothetical examples set forth below are based on the following additional assumptions: a Contingent Rate of 1.75% (per annum 7.00%); the Coupon Barrier Level is 60.00% of the Initial Level; the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; in each scenario below, the first year is representative of each year of the term of the Notes; and no Market Disruption Event with respect to the Index has occurred or is continuing on any Valuation Date, including the Final Valuation Date. Numbers in the table and examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

Table 1 During the Term of the Notes, On Certain Valuation Dates, the Closing Level of the Index has been Equal to or Less Than the Coupon Barrier Level and on Certain Valuation Dates, the Closing Level of the Index has been Greater than the Coupon Barrier Level. As a Result, During the Term of the Notes on Certain Contingent Payment Dates a Contingent Payment Will Be Due and On Other Contingent Payment Dates, No Contingent Payment Will Be Due.

Valuation Dates	Is the Closing Level of the Index Equal to or Below the Coupon Barrier Level?[1]	Will a Contingent Payment be Made?[2]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[3]
First	No	Yes	1.75%	$17.50
Second	Yes	No	N/A	$0.00
Third	Yes	No	N/A	$0.00
Fourth	No	Yes	1.75%	$17.50

Assuming the above outcome is representative of each year during the term of the Notes, the total Contingent Payments received per Note would be $350.00.

[1]	The Coupon Barrier Level is equal to 60.00% of its Initial Level.
[2]	A Contingent Payment will be made if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level.
[3]	The Contingent Payment per Note equals the Contingent Rate times the $1,000 principal amount.

Table 2 With Respect to Each Valuation Date, the Closing Level of the Index Has Been Greater than the Coupon Barrier Level. This Example Illustrates the Maximum Possible Total Contingent Payments that Would be Due During the Term of the Notes.

Valuation Dates	Is the Closing Level of the Index Equal to or Below the Coupon Barrier Level?[1]	Will a Contingent Payment be Made?[2]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[3]
First	No	Yes	1.75%	$17.50
Second	No	Yes	1.75%	$17.50
Third	No	Yes	1.75%	$17.50
Fourth	No	Yes	1.75%	$17.50

Assuming the above outcome is representative of each year during the term of the Notes, the total Contingent Payments received per Note would be $700.00.

[1]	The Coupon Barrier Level is equal to 60.00% of its Initial Level.
[2]	A Contingent Payment will be made if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level.
[3]	The Contingent Payment per Note equals the Contingent Rate times the $1,000 principal amount.

PPS-3

Table 3 With Respect to Each Valuation Date, the Closing Level of the Index Has Been Equal to or Less than the Coupon Barrier Level. This Example Illustrates the Minimum Possible Total Contingent Payments that Would be Due During the Term of the Notes, Which is $0.00.

Valuation Dates	Is the Closing Level of the Index Equal to or Below the Coupon Barrier Level?[1]	Will a Contingent Payment be Made?[2]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[3]
First	Yes	No	N/A	$0.00
Second	Yes	No	N/A	$0.00
Third	Yes	No	N/A	$0.00
Fourth	Yes	No	N/A	$0.00

Assuming the above outcome is representative of each year during the term of the Notes, the total Contingent Payments received per Note would be $0.00.

[1]	The Coupon Barrier Level is equal to 60.00% of its Initial Level.
[2]	A Contingent Payment will be made if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level.
[3]	The Contingent Payment per Note equals the Contingent Rate times the $1,000 principal amount.

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following illustrate the hypothetical amounts payable at maturity. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Level of the EURO STOXX 50 Index is 2,704.41, (ii) the Barrier Level with respect to the EURO STOXX 50 Index is 1,622.65 (the Initial Level of the EURO STOXX 50 Index multiplied by 60.00%, rounded to the nearest hundredth), and (iii) the Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above. The hypothetical examples set forth below do not take into account any tax consequences from investing in the Notes.

The payment at maturity, in addition to any final Contingent Payment, will depend on whether the Final Level of the Index is greater than, equal to or less than the Barrier Level. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Level of the Index is greater than or equal to the Barrier Level with respect the Index.

If the Final Level of the Index is less than the Barrier Level, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Index Return. As such, if the Final Level of the Index has depreciated by more than 40.00% relative to its Initial Level, you may lose some or all of the principal amount of your Notes at maturity.

The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Index:

EURO STOXX 50 Index Final Level	Index Return	Payment at Maturity* (Not including any contingent payment)
5,408.82	100.00%	$1,000.00
5,138.38	90.00%	$1,000.00
4,867.94	80.00%	$1,000.00
4,597.50	70.00%	$1,000.00
4,327.06	60.00%	$1,000.00
4,056.62	50.00%	$1,000.00
3,786.17	40.00%	$1,000.00
3,515.73	30.00%	$1,000.00
3,245.29	20.00%	$1,000.00
2,974.85	10.00%	$1,000.00
2,704.41	0.00%	$1,000.00
2,569.19	-5.00%	$1,000.00
2,433.97	-10.00%	$1,000.00
2,163.53	-20.00%	$1,000.00
1,893.09	-30.00%	$1,000.00
1,622.65	-40.00%	$1,000.00
1,487.43	-45.00%	$550.00
1,352.21	-50.00%	$500.00
1,081.76	-60.00%	$400.00
811.32	-70.00%	$300.00
540.88	-80.00%	$200.00
270.44	-90.00%	$100.00
0.00	-100.00%	$0.00

*	per $1,000 principal amount Note

PPS-4

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Index increases from an Initial Level of 2,704.41 to a Final Level of 2,974.85.

Because the Final Level is greater than the Barrier Level of 1,622.65, the investor will receive at maturity, in addition to the final Contingent Payment, a cash payment of $1,000 per $1,000 principal amount Note.

Example 2: The Index decreases from an Initial Level of 2,704.41 to a Final Level of 1,893.09.

Although the Final Level of the Index is less than the Initial Level, the Final Level is above the Barrier Level of 1,622.65. Accordingly, the investor will receive at maturity, in addition to a final Contingent Payment, a cash payment of $1,000 per $1,000 principal amount Note.

Example 3: The Index decreases from an Initial Level of 2,704.41 to a Final Level of 811.32.

Because the Final Level is less than the Barrier Level of 1,622.65, the investor is fully exposed to the depreciation of the EURO STOXX 50 Index (as measured from its Initial Level to its Final Level) and receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return] = Payment at Maturity

$1,000 + [$1,000 × -70.00%] = $300.00

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The Valuation Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Exposure to the Stocks Comprising the Index—The Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompany index supplement.

PPS-5

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing executory contract with respect to the Index.

If your Notes are properly treated as a contingent income-bearing executory contract, it would be reasonable (i) to treat any Contingent Payments you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a Contingent Payment) and your basis in the Notes for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Payments (if any) that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Index that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

In addition, it is possible that (i) you should not include the Contingent Payments (if any) in income as you receive them and instead you should reduce your basis in your Notes by the amount of the Contingent Payments that you receive; (ii) you should not include the Contingent Payments (if any) in income as you receive them and instead, upon the sale, redemption or maturity of your Notes, you should recognize short-term capital gain or loss in an amount equal to the difference between (a)

PPS-6

the amount of the Contingent Payments made to you over the term of the Notes (including any Contingent Payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the Contingent Payments to be made on the Notes) and (b) the excess (if any) of (1) the amount you paid for your Notes over (2) the amount of cash you receive upon the sale, redemption or maturity (excluding any Contingent Payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the Contingent Payments to be made on the Notes); or (iii) if any Contingent Payment is made at redemption or maturity, such Contingent Payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at such time.

It is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Notes were treated as notional principal contracts, you could be required to accrue income over the term of your Notes in respect of the loan component (which may exceed the Contingent Payments that are made on the Notes), and any gain or loss that you recognize upon the maturity of your notes would likely be treated as ordinary income or loss.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—The U.S. federal income tax treatment of an investment in the Notes is uncertain”, in this pricing supplement.

Medicare Tax. As discussed under “Certain U.S. Federal Income Tax Considerations—Medicare Tax” in the accompanying prospectus supplement, certain U.S. holders will be subject to a 3.8% Medicare tax on their “net investment income” if their modified adjusted gross income for the taxable year is over a certain threshold. Net investment income will include any gain that a U.S. holder recognizes upon the sale, redemption or maturity of the Notes, unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare tax would apply to any Contingent Payments that you receive on the Notes, unless such Contingent Payments are derived in the ordinary course of the conduct of a trade or business (in which case the Contingent Payments should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, U.S. holders that do not hold the Notes in the ordinary conduct of a trade or business should consult their tax advisors regarding the application of the Medicare tax to the Contingent Payments.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding—” in the accompanying prospectus supplement.

PPS-7

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or the underlying components of the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Level of the Index is less than the Barrier Level. If the Final Level of the Index is less than the Barrier Level, your Notes will be fully exposed to such decline and you may lose some or all of your principal. Specifically, if the Final Level of the Index is less than the Barrier Level (a decline of 50.00% compared to its Initial Level), you will lose 1% of your principal amount for every 1% decline in the Closing Level of the Index as measured from its Initial Level to its Final Level.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price on any quarterly Contingent Payment Date, beginning on or after the Contingent Payment Date scheduled to occur on or about May 1, 2014, provided the Issuer gives at least five Business Days’ prior written notice to the trustee. If the Issuer exercises its redemption option, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any Contingent Payment that may be due on such date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

The Payment at Maturity on the Notes is not Based on the Level of the Index at any Time Other than the Closing Level on the Final Valuation Date—Any payment (including any final contingent payment) due at maturity on your Notes will be based solely on the Closing Level of the Index on the Final Valuation Date. If the level of the Index drops precipitously on the Final Valuation Date, the value of the payment at maturity on your Notes that you receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the level of the Index at a time prior to such drop.

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final contingent payment, if any, you will not receive more than the principal amount of your Notes, even if the Index Return is greater than 0.00%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the contingent payments, if any, paid during the term of the Notes. Accordingly, an investment in the Notes is not equivalent to making a direct investment in the Index or its underlying components.

•

Potential Return Limited to the Contingent Payments—The return, if any, on the Note is limited to the Contingent Payment(s). You will not participate in any appreciation in the value of the Index. Moreover, a Contingent Payment will not be made on any Contingent Payment Date if the Closing Level of the Index is equal to or below the Coupon Barrier Level on the respective Valuation Date. As such, it is possible that you will not receive any Contingent Payments during the term of the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PPS-8

•

Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

The Notes are subject to currency exchange rate risk—The component stocks of the Index are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising the Index are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the value of the currencies in which the stocks comprising the Index are denominated decline relative to the U.S. dollar, the level of the Index will be adversely affected, which may negatively impact the closing level of the Index and therefore the value of and amounts payable under the Notes.

•

Non-U.S. Securities Markets Risks—The component stocks of the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Historical Performance of the Index Should Not Be Taken as Any Indication of the Future Performance of the Index Over the Term of the Notes—The historical performance of the Index is not an indication of the future performance of the Index over the term of the Notes. Therefore, the performance of the Index over the term of the Notes may bear no relation or resemblance to the historical performance of the Index.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to

PPS-9

anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Payments you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Index on any Index Business Day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDEX

Description of the EURO STOXX 50® Index

The EURO STOXX 50 Index is composed of 50 European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stock traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities. For additional information about EURO STOXX 50 Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the high and low Closing Levels of the EURO STOXX 50® Index, as well as end-of-quarter Closing Levels, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,179.66
December 30, 2011	2,476.92	2,090.25	2,316.55
March 30, 2012	2,608.42	2,286.45	2,477.28
June 29, 2012	2,501.18	2,068.66	2,264.72
September 28, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 29, 2013	2,749.27	2,570.52	2,624.02
April 25, 2013*	2,704.41	2,553.49	2,704.41

*	For the period commencing April 2, 2013 and ending on April 25, 2013

PPS-10

The following graph sets forth the historical performance of EURO STOXX 50® Index the based on daily Closing Levels from January 2, 2008 through April 25, 2013. The Closing Level of the EURO STOXX 50® Index on April 25, 2013 was 2,704.41.

We obtained the EURO STOXX 50® Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on any Valuation Date. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

ADDITIONAL INFORMATION

If the Reference Asset is (a) a security or other financial instrument admitted to trading on a trading venue in the European Union (other than a security or other financial instrument whose principal trading venue is located outside the European Union), (b) a derivative relating to such a security or financial instrument (or to the issuer of such a security or financial instrument) or (c) a debt instrument issued by the European Union or any of its member states or any sovereign issuer that is an instrumentality or political sub-division of the European Union or any of its member states, or any derivative relating thereto (any of (a), (b) or (c) being a “European Financial Instrument”), or if the Reference Asset is an index, basket of securities or interest in an exchange traded fund or similar entity which includes one or more European Financial Instruments, then as a holder of the Notes, you may be deemed to have an indirect interest in those underlying European Financial Instruments for purposes of EU Regulation No 26/2012 of 14 March 2012 on short selling and certain aspects of credit default swaps (the “EU Short Selling Regulation”). Subject to certain exceptions, the EU Short Selling Regulation prohibits investors, wherever located, from directly or indirectly making uncovered short sales of European Financial Instruments or European sovereign credit default swaps. The EU Short Selling Regulation also requires investors, wherever located, who hold directly or indirectly a net short position in European Financial Instruments to comply with certain notification and disclosure obligations depending on the size of their net short position. You should consult with your own legal advisers regarding any investment in the Notes, as you may need to consider your investment in the Notes for purposes of compliance with the EU Short Selling Regulation.

PPS-11

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PPS-12